The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94120
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,018,662
Class B	$140,500
Class C	$201,163
Class F	$70,225
Total	$2,430,550
Class 529-A	$15,421
Class 529-B	$2,598
Class 529-C	$5,562
Class 529-E	$740
Class 529-F	$313
Class R-1	$864
Class R-2	$10,343
Class R-3	$17,725
Class R-4	$7,679
Class R-5	$4,890
Total	$2,496,685

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7602
Class B	$0.6170
Class C	$0.6076
Class F	$0.7524
Class 529-A	$0.7462
Class 529-B	$0.5917
Class 529-C	$0.5935
Class 529-F	$0.7817
Class 529-E	$0.6888
Class R-1	$0.5963
Class R-2	$0.5995
Class R-3	$0.6848
Class R-4	$0.7405
Class R-5	$0.7964

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,752,224
Class B	231,113
Class C	347,798
Class F	101,414
Total	3,432,549
Class 529-A	23,392
Class 529-B	4,764
Class 529-C	10,422
Class 529-E	1,214
Class 529-F	509
Class R-1	1,902
Class R-2	19,723
Class R-3	30,025
Class R-4	13,189
Class R-5	8,685
Total	3,546,374

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.33
Class B	$19.22
Class C	$19.19
Class F	$19.30
Class 529-A	$19.31
Class 529-B	$19.26
Class 529-C	$19.27
Class 529-E	$19.28
Class 529-F	$19.30
Class R-1	$19.27
Class R-2	$19.22
Class R-3	$19.29
Class R-4	$19.31
Class R-5	$19.32